Exhibit 99.2

MEMORANDUM OF TERMS

FOR PROPOSED SHARE EXCHANGE TRANSACTION

BETWEEN WARP SOLUTIONS, INC.

AND ABBOTT MINES, LTD.

April 17, 2002

This memorandum summarizes the principal terms of a proposed share exchange or other business combination transaction (the "Transaction") between Warp Solutions, Inc. ("WARP") and Abbott Mines, Ltd. ("AMI"), a Nevada corporation, and the financing activities related to the Transaction (the "Financing"). The completion of the transactions contemplated by this memorandum will be subject to, among other things, satisfactory completion of financial and legal due diligence by WARP, and AMI (the "Parties"), as well as the completion of final documents acceptable to the Parties. Lighthouse Capital Ltd. may act as a finder or introducing party to certain parties in the proposed transaction.

Terms

Bridge Loan:

Lighthouse Capital, Ltd. ("Lighthouse") shall act as finder for a bridge loan to WARP in an amount up to $500,000 to pay ongoing operating expenses and the expenses to be incurred by WARP in connection with the Financing and the Transaction discussed below (the "Bridge Loan").

Financing:

Pursuant to the Financial Consulting Agreement between WARP and Lighthouse dated March 27, 2002, Lighthouse will use its best efforts to act as a finder of investors, the goal of which is to make introductions to raise gross proceeds of approximately $3,500,000 in a private offering of up to 3,500,000 shares of the common stock of WARP. The gross proceeds of the Financing will be held in an escrow account, subject to an escrow agreement, pending the closing of the Transaction, as set forth below. In connection with the Financing, up to 14% of the gross proceeds raised will be set aside to pay finders fees to parties making introductions to investors, as detailed in the Financial Consulting Agreement, and such fees will be paid once the proceeds of the Financing are released from the escrow account.

Transaction:

Subject to the terms and conditions of the final share exchange agreement, WARP intends to be acquired by AMI, a publicly held Nevada corporation, through a share exchange between AMI and WARP (the "Transaction"). The current common and preferred shareholders of WARP will be issued shares of AMI common stock for their WARP shares and WARP will thereafter become a wholly-owned subsidiary of AMI. The operations of WARP will be the sole operations of AMI. The ratio of the share exchange will be such that after the Transaction, the current common and preferred shareholders of WARP, on an as converted basis, will own 60% of the issued and outstanding voting shares of AMI. Prior to or concurrent with the closing of the Transaction, the insiders of AMI will present all of their AMI common shares, currently 5,000,000, for cancellation and resign as officers and directors of AMI. At the closing of the Transaction, the current officers and directors of WARP shall be appointed the officers and directors of AMI. The current insiders of WARP will sign a lock-up agreement pursuant to which they will agree not to sell, either through private or public transactions, other than permitted sales or transfers, any of their post-Transaction AMI common stock for a period of one year from the date of closing, and thereafter such sales will be in conformance with Rule 144.

Venue:

The venue for any action arising as a result of this and future agreements associated with this transaction will be the State of New York.

Closing Date: The Transaction is targeted to close on or about May 3, 2002.

Post-Closing Capitalization of AMI

Current WARP Stockholders:	% of Outstanding
Series A Preferred	1,363,636 common shares	9.09%
Series B Preferred	2,727,273 common shares	18.18%
Karl Douglas	1,472,727 common share	9.82%
John Gnip	1,472,727 common shares	9.82%
Lenny Primak	1,963,637 common shares	13.09%
Investors in the Financing:	3,500,000 common shares	23.33%
Current AMI Stockholders:	2,500,000 common shares	16.67%
Total	15,000,000 common shares	100%

Conditions Precedent Set forth below are the conditions precedent to the closing of the Financing and the Transaction:

    Corporate Approval. The Board of Directors and shareholders of WARP and AMI shall have approved the Transaction and related agreements, as so required by applicable federal and/or state law and each company's Certificate of Incorporation.
    Name. The name of AMI shall be changed to WARP Solutions Holdings, Inc., provided such name is available in Delaware.
    Officers/ Directors. In conjunction with the Transaction all officers and directors of AMI will resign effective immediately upon the closing of the Transaction; and the current officers and directors of WARP shall be appointed officers and directors of AMI at such closing.
    Due Diligence. The Financing and the Transaction are subject to each Parties' due diligence review of the other party. Lighthouse, AMI and WARP agree that each party shall be entitled to conduct reasonable due diligence with respect to the other party in connection with the Financing and the Transaction and that each Parties' obligations under this Memorandum of Terms shall be subject to and conditioned upon a satisfactory review of the books and records of the Parties, and the present and proposed business activities of the Parties.
    Financing. The closing of the Transaction is conditioned upon a minimum of $2,500,000 in gross proceeds from the Financing being in an escrow account governed by an escrow agreement, the terms of which release such funds, as described below, upon the closing of the Transaction. An additional $1,000,000 will be credited to the escrow account prior to 6/15/2002.
    Term of Agreement. This agreement expires on 6/15/2002.

Release of Escrow Upon the closing of the Transaction between WARP and AMI the escrow agent shall release all of the proceeds of the Financing as follows:

1. To repay the Bridge Loan set forth above;

2. To pay Lighthouse its fee for the Financing; and

3. Release all remaining sums to WARP.

Whereas, this Memorandum of Terms is agreed to by the parties below on this 17th day of April, 2002:

WARP Solutions, Inc. By: /s/ Karl Douglas Karl Douglas, President
Abbott Mines, Inc. By: /s/ Mike Muzylowski Mike Muzylowski, President
Lighthouse Capital, Ltd. By: /s/ Richard Paone Richard Paone, President